February 5, 2004

VIA FACSIMILE AND CERTIFIED MAIL,
RETURN RECEIPT REQUESTED
------------------------

Mr. Ed Dymtryk
Chief Executive Officer
RTIN Holdings, Inc.
911 West Loop 281, Suite 408
Longview, Teas 75604

Dear Mr. Dmytryk:

The purpose of this letter is to inform RTIN Holdings, Inc. (the "Company") that Heard, McElroy & Vestal, L.L.P. (the "Firm") is withdrawing its "Independent
Auditor's Report" related to the Company's December 31, 2002 and 2001 consolidated financial statements, and that the Firm will no longer serve as the Company's independent auditors or otherwise provide any services for the Company.

Recently, the Firm discovered, based on documents shown to it by a highly-credible source, that:

     - the Company, its present and/or former officers and directors, and others likely made or caused to be made materially false and/or misleading statements, or omitted material facts necessary to make prior statements or representations not misleading, to the Firm in connection with the Firm's audit and examination of the Company's financial statements for December 31, 2002 and 2001; and

     - that it is likely that the Company's December 31, 2002 consolidated financial statements contain materially false and/or misleading statements, or omit material facts necessary to make prior statements or representations not misleading.

At this time, the Firm cannot determine the exact effect that the referenced conduct has had on the Company's consolidated financial statements as of December 31, 2001 and 2002 without a prolonged investigation in which the Firm will not participate. However, the Firm has determined that it can no longer state that the consolidated financial statements of the Company for December 31, 2002 and 2001 present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Therefore, the Firm is withdrawing its Independent Auditor's report, dated June 30, 2003, which is included in the Company's amended Form 10-KSB filed on July 7, 2003.

Also, as a result of the likely inappropriate and wrongful conduct of the Company and its present and/or former officers and directors, the Firm has determined that it will no longer provide any services for the Company, including auditing services, effective immediately. Accordingly, the Firm declines the Company's request that the Firm audit the Company's 2003 financial statements. Additionally, to the extent the Firm presently is, if at all, the independent auditors of the Company, the Firm resigns as the Company's independent auditors.


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The  Firm requests that the Company immediately make the appropriate disclosures and filings required by federal law as a result of the Firm's resignation as the Company's auditors and withdrawal of its Independent Auditor's Report related to the Company's December 31, 2002 and 2001 consolidated financial statements. Those disclosures should include, without limitation, the filing by the Company, within five (5) business days hereof, with the United States Securities and Exchange Commission ("SEC") of a current report or Form 8-K prominently disclosing (i) the resignation of the Firm as the Company's independent auditor effective immediately; (ii) that the Independent Auditor's Report dated June 30, 2003, which is included in the Company's amended Form 10-KSB filed on July 7, 2003, should no longer be relied upon by any shareholder, potential shareholder, or any other person; and (iii) other required disclosures pursuant to the SEC rules and regulations. Further, the Firm requests that the Company immediately file an amendment to the Company's amended Form 10-KSB filed on July 7, 2003 to redact all references to the Firm, including a complete redaction of the Firm's Independent Auditor's Report dated June 30, 2003.

Lastly, it has come to the Firm's attention that the Company has ignored the Firm's request, in a letter dated April 3, 2003, that the Company amend its 10K-SB filing on March 26, 2003 and March 27, 2003 to remove or redact the audit opinion letter relating to the 2002 financial statements. As explained in our April 3, 2003 letter, there had not been an opinion issued by either the Firm or any of its auditors on the Company's 2002 financial statements as of either March 26 or 27, 2003. The Firm again requests that the Company take appropriate steps to immediately amend its 10K-SB filing on March 26, 2003 and March 27, 2003 to remove or redact the audit opinion letter relating to the 2002 financial statements.

By virtue of the Company's failure to respond to the Firm's April 3, 2003 letter, the Firm is notifying both the SEC and The NASDAQ Stock Market of the matters discussed herein by copy of this letter.

                              Sincerely,

                              /s/ Tim B. Nielsen
                              Tim B. Nielsen

TBN:ml

cc:  (via certified mail,
     return receipt requested)
     Spencer C. Barasch
     Associate District Administrator
     Division of Enforcement
     Ft. Worth District Office
     U.S. Securities and Exchange Commission
     Office of the General Counsel
     The NASDAQ Stock Market


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